EXHIBIT 99.1

FOR MORE INFORMATION:  Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com
— OR —
Evan Smith / Erica Pettit
KCSA Public Relations Worldwide
212.896.1251 / 212.896.1248
esmith@kcsa.com / epettit@kcsa.com

Bioanalytical Systems, Inc. Reports 35% Revenue Increase for Third Quarter Fiscal 2004

WEST LAFAYETTE, Ind., August 11, 2004—Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its third fiscal quarter and nine months ended June 30, 2004.

Revenue for the third quarter increased 35% to $10.6 million compared to $7.9 million for the third quarter of the prior fiscal year. The net income for the third quarter of fiscal 2004 was $635,000, or $0.13 per diluted share, compared to net income of $354,000, or $0.08 per diluted share, for the third quarter of fiscal 2003. The increase in revenues was the result of a 36% increase in service revenues, driven by the inclusion of revenues from the two acquisitions completed in 2003, and a 32% increase in product revenues. The Company’s line of Culex automated blood sampling products continues to provide growth in product revenues.

Cost of revenue for the current third quarter was $6.4 million, or 60% of revenue, compared to $4.7 million, or 60% of revenue in the same period last year, reflecting an improvement in gross profit percentage over the first two quarters of fiscal 2004. This improvement is due to greater utilization of capacity in the third quarter compared to the earlier quarters, as the Company was able to increase business in its acquired operations.

General and administrative costs were $2.1 million for the quarter, an increase of $0.6 million over the third quarter of last year, primarily due to increased costs attributable to the operation of the two facilities acquired by the Company in fiscal 2003. Selling expenses for the 2004 quarter increased by $115,000 over the prior year due to the Company’s increased selling efforts, while Research and Development expenses declined by $45,000 from the comparable quarter of fiscal 2003 as a result of cost control efforts.

Revenue for the nine months ended June 30, 2004 increased 29% to $28.1 million compared to $21.8 million for the similar period of the prior fiscal year. Net income was $2,000, or $0.00 per diluted share, for the first nine months of fiscal 2004, versus net income of $462,000, or $0.10 per diluted share, for the first nine months of fiscal 2003. The increase in revenues was the result of a 31% increase in service revenues and a 24% increase in product revenues. As in the third quarter, these revenue increases are primarily attributable to the inclusion in service revenues of revenues from the two facilities acquired in fiscal 2003, and the favorable impact of the growth in the Culex line on product revenue.

Cost of revenue for the current nine months was $19.0 million, or 68% of revenue, compared to $13.7 million, or 63% of revenue in the same period last year. The higher percentage for the cost of revenues in the current year reflects the lower utilization of acquired capacity in the first two quarters of fiscal 2004, as well as a loss on a contract in the first quarter of fiscal 2004.

The increase in general and administrative costs of $2.0 million over the same period last year to $5.7 million for the first nine months of 2004 was the result of including the costs of acquired operations in the current year, as well as significant consulting costs in the first two quarters of fiscal 2004 as a result of using consultants to perform financial functions while recruiting a new CFO.

The Company is focusing its efforts on operations integration, greater capacity utilization, aggressive marketing, cost containment, and productivity improvement which should improve financial performance.

Peter T. Kissinger, Chairman and CEO, said, “We saw improvements in the quarter that cause us to be cautiously optimistic. Our Baltimore acquisition is beginning to show improvement in its operations, which we believe is the result of the investment of talent, resources and effort we have made there. The pharmaceutical research market continues to show the positive trends we have seen earlier in the year. Our new business proposal activity is encouraging, but we must close a significant number of these to complete the year on a strong note. The increased sales of our Culex line continued to validate our belief that we have a unique and value-added product in that market. We continue to devote significant resources to efficiency and cost control, which we believe will improve our financial results and competitive position in the future.”

Conference Call Information
Peter Kissinger, Chairman and Chief Executive Officer; Michael Cox, Chief Financial Officer; Ronald Shoup, President of Contract Research Services; and Michael Silvon, VP-Planning and Development, will host a conference call and Webcast at 9:00 a.m. Eastern Time on Thursday, August 12, 2004. To participate, please dial 800.275.3939 (Domestic) or 1.973.409.9259 (International) five minutes prior to the scheduled conference time. A live Webcast of the conference call will be available at www.bioanalytical.com.

For those unable to participate a replay will be available from Thursday, August 12 at 11:00 a.m. ET, through 11:59 p.m. ET on Saturday, August 14, 2004. To listen to the replay, please dial 877.519.4471 (Domestic) or 1.973.341.3080 (International) and use the following Replay Pin Code: 5058726. A replay of the Webcast will also be available at www.bioanalytical.com.

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development and medical device companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

PLEASE SEE FOLLOWING PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS

Bioanalytical Systems, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003

Service revenue	$7,684	$5,643	$19,270	$14,739
Product revenue	2,948	2,231	8,789	7,059

Total revenue	10,632	7,874	28,059	21,798

Cost of service revenue	5,217	3,864	15,493	10,840
Cost of product revenue	1,191	858	3,503	2,864

Total cost of revenue	6,408	4,722	18,996	13,704

Gross profit	4,224	3,152	9,063	8,094

Operating expenses:
Selling	672	557	1,963	2,199
Research and development	260	305	801	996
General and administrative	2,054	1,436	5,686	3,723

Total operating expenses	2,986	2,298	8,450	6,918

Operating income (loss)	1,238	854	613	1,176

Interest income	2	1	5	3
Interest expense	(306)	(148)	(720)	(396)
Other income (expense)	21	20	39	79
Gain (loss) on sale of property and equipment	(10)	49	(10)	81

Income (loss) before income taxes	945	776	(73)	943

Income tax provision (benefit)	310	422	(75)	481

Net income	$635	$354	$2	$462

Net income (loss) per share:
Basic	$0.13	$0.08	$0.00	$0.10
Diluted	$0.12	$0.08	$0.00	$0.10

Weighted common and common equivalent
shares outstanding:
Basic	4,870	4,605	4,857	4,595
Diluted	5,150	4,609	4,857	4,616